As of March 31, 1998


John B. Sanfilippo & Son, Inc.
2299 Busse Road
Elk Grove, Illinois 60007
Attention: Jasper B. Sanfilippo, President

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Note Agreement dated as of January 24, 1997 (as amended from time to time, the "Note Agreement") between John B. Sanfilippo & Son, Inc., a Delaware corporation (the "Company"), and The Prudential Insurance Company of America ("Prudential"), pursuant to which the Company issued and sold and Prudential purchased the Company's Series A, B, C, D, E and F Senior Notes. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Note Agreement.

Pursuant to the request of the Company and in accordance with the provisions of paragraph 11C of the Note Agreement, the parties hereto agree as follows:

SECTION 1. Amendment. From and after the date this letter becomes effective in accordance with its terms, the Note
Agreement is amended as follows:

1.1	Paragraph 4A(2) of the Note Agreement is deleted in its
entirety and the following is hereby substituted therefor:

"4A(2).	Prepayment with Yield-Maintenance Amount
under Certain Circumstances. If amounts are to be applied to the principal of the Notes pursuant to paragraph 6F(iii) or 11U, interest owing thereon and to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each Note shall be due and payable on such date. Any partial prepayment of the Notes pursuant to this paragraph 4A(2) shall be applied in satisfaction of required prepayments in the inverse order of their scheduled maturity dates."


1.2	Clause (x) of paragraph 5A of the Note Agreement is
amended to (i) delete in its entirety the phrase "Sections 8.2.1, 8.2.2, 8.2.4, 8.2.6, 8.2.7, 8.2.10, 8.2.11, 8.2.12, 8.2.14,
8.2.15 and 8.2.16 of the Bank Agreement" appearing therein and to substitute therefor the following:

"Sections 9 and 10 of the Bank Agreement",

and (ii) to delete in its entirety subclause (A) thereof and to substitute the following therefor:

"(A) no "Matured Default" (as defined in the Bank
Agreement has occurred and is continuing under the Bank
Agreement,"

1.3	Clause (xi) of paragraph 5A of the Note Agreement is
amended to delete in its entirety the phrase "the borrowing base certificate and" appearing therein.

1.4	Paragraph 5B of the Note Agreement is amended to delete
in its entirety the phrase "the Collateral or" appearing in the parenthetical contained in such paragraph 5B.

1.5	Paragraph 5I of the Note Agreement is hereby deleted in
its entirety and the following is hereby substituted herefor:

"5I.	[Intentionally Omitted];"

1.6	Clause (f) of paragraph 6A of the Note Agreement is
hereby deleted in its entirety and the following is hereby substituted therefor:

"(f)	[Intentionally Omitted];"

1.7	Clause (vi) of paragraph 6B(2) of the Note Agreement is
hereby deleted in its entirety and the following is hereby substituted therefor:

"(vi)	[Intentionally Omitted];"

1.8	Paragraph M of the Note Agreement is deleted in its
entirety and the following is hereby substituted therefor:

	"6M.  Amendments to Certain Documents.  The
Company will not consent to or permit any amendment, supplement or other modification of any of the terms or provisions contained in, or applicable to the Teachers
Note Agreement, the Bank Agreement or any document or instrument evidencing or applicable to any Subordinated
Debt other than any such amendment, supplement or other modification which:

(i) extends the date or reduces the
amount of any required repayment or
redemption,

(ii) causes the terms and provisions of
such agreement, document or instrument to conform to and in any case not conflict with the terms and provisions of this Agreement, or

(iii) solely with respect to the Bank
Agreement and subject to the terms of
paragraphs 6R and 6S, increases the principal amount of Debt thereunder or pricing applicable thereto if no default or event of default shall be continuing hereunder or under the Bank Agreement at the time (or immediately prior to the time) such amendment, supplement or modification is entered into (or series of related amendments, modifications or supplements entered into in concert), without, in all cases, the consent of the Required
Holder(s), which consent shall not be unreasonably withheld or delayed. Without limiting the generality of the foregoing, the Company will not consent to or permit any amendment, supplement or other modification which has the effect of (a) increasing the interest rate or fees under such agreement (other than the Bank
Agreement to the extent permitted by the immediately preceding sentence), (b) increasing the amount of obligations of the Company or any Subsidiary under such agreement (other than the Bank Agreement to the extent permitted by the immediately preceding sentence), (c) amending the financial covenants contained in such agreement or (d) with respect to the Teachers Note
Agreement, permitting any prepayment of obligations under such agreement.

1.9	Paragraph 6R of the Note Agreement is hereby amended to
add to a new clause (g) thereto at the end thereof as follows:

"(g)	Total assets of the Company on an
unconsolidated basis to be less than 75% of total assets of the Company and its Subsidiaries on a consolidated basis at any time."

1.10	Paragraph 6S of the Note Agreement is deleted in its
entirety and the following is hereby substituted therefor:

"6S. Subsidiary Indebtedness. The Company will not permit any Subsidiary to create, assume, guarantee or otherwise become liable in respect of any Indebtedness (excluding any Indebtedness arising under the Guarantees or any Bank Obligations of Subsidiaries or any guaranty by Sunshine of the Company described in paragraph 6B(2)(ii)) unless at the time such Subsidiary becomes liable with respect to such Indebtedness and after giving effect thereto Priority Debt shall not exceed 15% of Consolidated Net Worth."

1.11	Clause (iii) of paragraph 6Q of the Note Agreement is
amended to add at the beginning thereof the following phrase "the
Bank Agreement or".

1.12	Clause (xv) of paragraph 7A of the Note Agreement is
amended to delete in its entirety the phrase "an `Event of Default' as defined in the Bank Agreement" and to substitute therefor the phrase "a `Matured Default' as defined in the Bank Agreement".

1.13	Clauses (xviii) and (xx) of paragraph 7A of the Note
Agreement are hereby deleted in their entirety and clause (xix) of the Note Agreement is hereby renumbered to be clause (xviii) of paragraph 7A of the Note Agreement.

1.14	Paragraph 10B of the Note Agreement is hereby amended
to:

(i) delete in their entirety the following defined terms appearing therein: "Collateral Agent",
"Collateral Agency Agreement", "Collateral Documents", and "Security Agreement", and

(ii) to amend and restate in their entirety the defined terms listed below to read as set forth below:

"Ancillary Agreements" shall mean this Agreement, the Notes, the Guaranties and the other agreements, documents, certificates and instruments now or hereafter executed or delivered by the Company, any Subsidiary or any Affiliate (or any successor of such Person) in connection with this Agreement."

"Bank Agent" shall mean U.S. Bancorp Ag Credit,
Inc., a Colorado corporation, in its capacity as agent under the Bank Agreement.

"Bank Agreement" shall mean that certain Credit
Agreement dated as of March 31, 1998 among the Company, Sunshine, Quantz and JBS International, Inc. as borrowers, and U.S. Bancorp Ag Credit, Inc., LaSalle
National Bank and KeyBank National Association as lenders and the Bank Agent as agent for such lenders, together with the "Financing Agreements" (as defined therein), all as amended, modified and in effect from time to time with the consent of the Required
Holder(s)."

"Bank Obligations" shall mean the "Liabilities" as defined in the Bank Agreement (which shall include additional advances under the Bank Agreement as amended from time to time whether or not permitted under the Bank Agreement as of the date hereof but subject to the restrictions set forth in paragraph 6M) as in effect on the date hereof and with such amendments thereto as the Required Holders may consent to in writing.


"Banks" shall mean U.S. Bancorp Ag Credit, Inc.,
LaSalle National Bank and KeyBank National Association and the Bank Agent in its capacity as such under the Bank Agreement, and their respective successor and assigns and any other party that becomes a lender under the Bank Agreement."

"Fiscal Year" shall mean any period of twelve consecutive calendar months ending on the last Thursday of June; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the "1995
Fiscal Year") refer to the Fiscal Year ending on the date which is the last Thursday in June occurring during such calendar year."

1.15	Paragraph 11U of the Note Agreement is amended to
delete therefrom all references to "the Collateral Agent" and to delete the reference to the "Collateral Agency Agreement" appearing therein and substitute therefor a reference to "paragraph 4A(2) of this Agreement".

1.16	Exhibit M to the Note Agreement is hereby amended and
restated in the form of the Exhibit M attached hereto.

SECTION 2. Release of Collateral; Consent. Prudential hereby authorizes Bank of America Illinois, in its capacity as Collateral Agent under the Intercreditor and Collateral Agency Agreement dated as of January 24, 1997, to release any Liens held by it for the benefit of Prudential securing the Notes and obligations under the Note Agreement simultaneously with the release and termination of all "Collateral Documents" (as defined in the Note Agreement prior to the effectiveness of this letter).
 Upon the effectiveness of this letter, Prudential consents to
(a) the amendment dated as of the date hereof to the Teachers Note Agreement in the form of Attachment B hereto and (b) the entry by the Company and its Subsidiaries into the Bank Agreement in the form of Attachment D hereto.

SECTION 3. Conditions Precedent. This letter shall become effective as of the date first above written upon the last to occur of (i) the return by the Company to Prudential of a counterpart hereof duly executed by the Company, the other signatories listed below and Prudential, (ii) the execution and delivery of a guaranty of the Notes by JBS International, Inc., a Barbados corporation, in the form attached hereto as Attachment C together with a favorable legal opinion from Jenner & Block addressed to Prudential and in form and substance satisfactory to Prudential covering the matters stated in the second sentence of Sections 3.2 and 3.3 (as to applicable laws) of such guaranty, and (iii) the effectiveness of the Credit Agreement attached hereto as Attachment D. The letter should be returned to:
Prudential Capital Group, Two Prudential Plaza, Suite 5600, Chicago, Illinois 60601, Attention: Wiley S. Adams.

SECTION 4. Representations and Warranties. The Company represents and warrants to Prudential on the date hereof and as of the date this letter becomes effective in accordance with its terms (and the parties hereto agree that the following representations and warranties shall be deemed to have been made pursuant to the Note Agreement for all relevant purposes hereof):

4.1	Enforceability.  This letter has been duly executed and
delivered by the Company, and the Note Agreement (before and after the effectiveness of this letter) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency, fraudulent transfer or similar laws of general application relating to creditors' rights.

4.2	No Defaults.  No Default or Event of Default has
occurred and is continuing, and no default has occurred and is continuing under the Bank Agreement or under the Teachers Note
Agreement.

4.3	No Misstatement.  This letter does not contain any
misstatement of a material fact necessary to make the statement or statements of the Company contained herein not misleading, and the Company has disclosed to Prudential all facts or circumstances of which the Company is aware following due and diligent inquiry which are material to, or could adversely affect in any way, the purpose or subject matter of this letter and/or the consummation of the terms and conditions hereof.

4.4	Other Documents.  The Company has provided Prudential
with true and correct copies of the Bank Agreement and the amendment dated as of the date hereof to the Teachers Note
Agreement both as in effect on the date hereof.

SECTION 5. Reference to and Effect on Note Agreement. Upon the effectiveness of this letter, each reference to the Note Agreement in any other document, instrument or agreement shall mean and be a reference to the Note Agreement as modified by this letter. Except as specifically set forth in Section 1 hereof, the Note Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

SECTION 6.  Governing Law.  THIS LETTER SHALL BE CONSTRUED
AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF
ILLINOIS, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS OF
SUCH STATE.


SECTION 7. Counterparts; Section Titles. This letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. The section titles contained in this letter are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

                                        Very truly yours,

                                        THE PRUDENTIAL INSURANCE COMPANY
                                        OF AMERICA


                                    By: /s/ Mark Hoffmeister
                                           -----------------
                                           Senior Vice President
cc: Timothy R. Donovan                     ---------------------
        Jenner & Block



               [SIGNATURES CONTINUED ON FOLLOWING PAGE]


AGREED AND ACCEPTED:

JOHN B. SANFILIPPO & SON, INC.


By: Gary P. Jensen
    ---------------
Title: Executive Vice President,
       Finance and Chief Financial
       Officer
       ---------------------------

The guaranties of the Notes executed
by the undersigned are hereby
ratified and confirmed in all respects:

SUNSHINE NUT CO., INC.


By: Michael J. Valentine
   ---------------------
Title: Assistant Secretary
       -------------------


QUANTZ ACQUISITION CO., INC.


By:  Michael J. Valentine
    ---------------------
Title: Assistant Secretary
       -------------------